Exhibit 1.A.(5)(k)

                      Asset Rebalancing Program Endorsement

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                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                               ( A STOCK COMPANY)

                      Home Office: Los Angeles, California
                   Administrative Office: Clearwater, Florida

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                                   ENDORSEMENT

The following provision is added to this Policy, effective as of the date We receive written request to participate in the Asset Rebalancing Program.

ASSET REBALANCING PROGRAM        The Owner may instruct Us to automatically
                                 transfer Cash Values in the Subaccounts at the end of the selected period for purposes of maintaining a particular asset allocation percentage among the Subaccounts, subject to the following:

                                 1.       We must receive written election of
                                          this option on a form provided by Us;
                                 2.       Asset Rebalancing is only available
                                          prior to the Maturity Date;
                                 3.       Values in the Fixed Account are not
                                          eligible for Asset Rebalancing.

                                 The Owner may elect for rebalancing to occur at the end of each Policy quarter, semi-annually or annually. Following receipt of written request, the initial rebalancing will occur on the next such Anniversary, and will occur in accordance with the current Premium allocation.

                                 Asset Rebalancing is not available, and will terminate, if:

                                 1.       Dollar Cost Averaging is elected;
                                 2.       The Owner participates in any asset
                                          allocation service provided by a third
                                          party;
                                 3.       We receive a request to discontinue
                                          participation; or
                                 4.       A transfer is made to, or from, any
                                          Subaccount other than under a
                                          scheduled rebalancing.

                                 Each reallocation which occurs under Asset
                                 Rebalancing will be counted towards the number of transfers allowed without charge.

                                 We reserve the right to limit re-entry into the Asset Rebalancing Program following termination to once per Policy Year.

We reserve the right to discontinue, modify or suspend the Asset Rebalancing Program at any time, following proper written notification to all Policy holders.

Signed for Us at Our Office in Clearwater, Florida.


    /s/ JAMES W. DEDERER                    /s/
          Secretary                             President